SILVERADO MORE THAN TRIPLES 2006 GOLD RECOVERY
IN CURRENT SLUICING OPERATION

August 29, 2007- Fairbanks , Alaska – Vancouver, BC -- Silverado Gold Mines Ltd
SILVERADO - OTCBB: SLGLF / Frankfurt: SLGL / Berlin: SLGL

SLUICING OPERATION YIELDS INCREASE IN GOLD NUGGET RECOVERY

Silverado Gold Mines Ltd announced today that 2,811.74 ounces of nugget gold ¼” and larger have been recovered since the beginning of sluicing operations earlier this summer. These large nuggets have been systematically removed from the upper portions of the wash plant gold recovery system throughout the past three months.

In addition to the bigger nuggets, over 207 pounds of concentrate that contains gold particles smaller than ¼” in size has been separated and is being delivered for refining.

18-PLUS OUNCE NUGGET DISCOVERED

During the washing process, another large nugget weighing 18.32 troy ounces was discovered, making it the largest gold nugget recovered this season. (Earlier this year, a 12.4 -ounce nugget was also found.)

Silverado is very pleased with the results of the 2006-2007 season. The company has already tripled the amount of gold recovered from last year’s season, and more gold will be recovered from the 207 pounds of concentrate. Our nugget gold this year ranges from 1/10th of an ounce to 18.32 ounces.

Total gold recoveries and financial numbers will be released when available following completion of all washing and refining.

The company will soon release a compilation of results from our lode gold and antimony exploration on this project.

This press release was prepared by Dr. Karsten Eden, Certified Professional Geologist; who is a qualified person as defined under the standards of Canadian National Instrumental policy 43-101.

About Silverado:
Silverado is an international company focused on Gold and a new environmentally friendly Fuel Technology. Silverado has gold properties located throughout Alaska, which include the 100% owned Nolan Placer Gold Mine. Silverado is also entering the construction phase of an environmentally friendly low cost strategic fuel demonstration facility. Silverado's Green Fuel will be produced from low-rank coal and processed into an environmentally friendly oil substitute. Silverado Green Fuel Inc. is a wholly owned subsidiary of its publicly traded parent, Silverado Gold Mines Ltd. For more information about Silverado Green Fuel Inc., please visit http://www.silveradogreenfuel.com/ and the parent public corporation, http://www.silverado.com/.

SILVERADO GOLD MINES LTD.
Mailing Address, 1820 1111 W. Georgia Street, Vancouver, B.C., V6E 4M3, CA, Toll Free: (800) 665-4646 or (604) 689-1535, Fax: (604) 682-3519, pr@silverado.com, http://www.silverado.com/; Field Address, 3180 Peger Rd, Ste 270, Fairbanks, AK, 99709-5485, USA

This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.